EXHIBIT 99.1

F O R   I M M E D I A T E   R E L E A S E

May 5, 2005
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact: Lawrence M. Higby Amin I. Khalifa Chief Executive Officer or Chief Financial Officer 949.639.4960 949.639.4990

APRIA HEALTHCARE ANNOUNCES THE APPOINTMENT OF
JERI L. LOSE AS CHIEF INFORMATION OFFICER

        LAKE FOREST, CA…May 5, 2005… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, announced today the appointment of Jeri L. Lose as Executive Vice President, Chief Information Officer for Apria Healthcare. In this capacity, Ms. Lose will oversee Apria’s overall information technology initiatives, including enhancing the company’s operating systems, reengineering business processes, deploying new technology solutions and formalizing the company’s project management function.

        “The opportunity to have Jeri join our executive management team at Apria is a major plus for our organization,” said Lawrence M. Higby, Chief Executive Officer. “Jeri has been a valuable member of our Board of Directors since 2002. She brings intimate knowledge of our people, plans and direction, which will allow her to immediately impact our future strategic initiatives.”

        In keeping with Apria’s policy that all Directors, other than the Chief Executive Officer, should be independent of Apria, Ms. Lose will resign from the Apria Board upon commencement of her employment, which is expected to be in mid-June, 2005. Apria expects to identify and appoint one or more new independent board members in the coming months.

          Ms. Lose has served as the Vice President of Information Technology and Chief Information Officer of St. Jude Medical, a leading manufacturer of cardiovascular medical devices, since 1999. Prior to that, she held significant information technology positions with General Mills, Ernst & Young, and U.S. Bancorp. “These prior experiences have included projects in call center automation, order intake systems development, and high transaction/multi-site billing projects – all critical to the extensive enhancements planned for Apria systems to improve customer service at all levels,” added Mr. Higby. “In the coming weeks, Jeri will resign as an Apria board member and relocate to Southern California.”

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through more than 475 branches serving patients in 50 states. With over $1.4 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

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